UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 27, 2012

SCHAWK, INC.
(Exact Name of Registrant as Specified in its Charter)

____________________________

Delaware	1-09335	66-0323724
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)
1695 South River Road Des Plaines, IL		60018
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (847) 827-9494

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.—Entry into a Material Definitive Agreement.

Second Amended and Restated Credit Agreement.  On January 27, 2012, Schawk, Inc. (the “Company”) entered into a Second Amended and Restated Credit Agreement (the “Credit Agreement”), among the Company, certain subsidiary borrowers of the Company, the financial institutions party thereto as lenders, JPMorgan Chase Bank, N.A., on behalf of itself and the other lenders as agent, and PNC Bank, National Association, on behalf of itself and the other lenders as syndication agent, in order to amend and restate that certain Amended and Restated Credit Agreement, dated as of January 12, 2010, as amended, among the Company, certain subsidiaries of the Company, the lenders party thereto, and JPMorgan Chase Bank, N.A., on behalf of itself and the other lenders as agent, that was scheduled to terminate on July 12, 2012.

The Credit Agreement provides for a five-year unsecured, multicurrency revolving credit facility in the principal amount of $125 million (the “New Facility”), including a $10 million swing-line loan subfacility and a $10 million subfacility for letters of credit.  The Company may, at its option and subject to certain conditions, increase the amount of the New Facility by up to $50 million by obtaining one or more new commitments from new or existing lenders to fund such increase.  At closing, borrowings under the New Facility were used primarily to refinance all amounts outstanding under the Company’s former senior secured revolving credit facility (the “Former Facility”), which at December 31, 2011 had approximately $69 million outstanding.  Loans under the New Facility generally bear interest at a LIBOR or Federal funds rate plus a margin that varies with the Company’s cash flow leverage ratio, in addition to applicable commitment fees, with a maximum rate of LIBOR plus 225 basis points.  At closing, the applicable margin on LIBOR-based loans was 175 basis points.  Following the closing, the unutilized portion of the New Facility will be used primarily for general corporate purposes, such as working capital and capital expenditures, and, to the extent opportunities arise, acquisitions and investments.

The Credit Agreement contains various customary affirmative and negative covenants and events of default.  Under the terms of the Credit Agreement, the Company is no longer subject to restrictive covenants on permitted capital expenditures.  Certain restricted payments, such as regular dividends and stock repurchases, are permitted provided that the Company maintains compliance with its minimum fixed-charge coverage ratio (with respect to regular dividends) and a specified maximum cash-flow leverage ratio (with respect to other permitted restricted payments).  Other covenants include, among other things, restrictions on the Company’s and in certain cases its subsidiaries’ ability to incur additional indebtedness; dispose of assets; create or permit liens on assets; make loans, advances or other investments; incur certain guarantee obligations; engage in mergers, consolidations or acquisitions, other than those meeting the requirements of the Credit Agreement; engage in certain transactions with affiliates; engage in sale/leaseback transactions; and engage in certain hedging arrangements.  Section 7.4 of the Credit Agreement also requires compliance with specified financial ratios and tests, including a minimum fixed-charge coverage ratio and a maximum cash-flow ratio.  The Credit Agreement no longer contains the minimum consolidated net worth requirement that was a covenant under the Former Facility.

Amended and Restated Private Shelf Agreement. Concurrently with its entry into the Credit Agreement, on January 27, 2012, the Company entered into an Amended and Restated Note Purchase and Private Shelf Agreement with Prudential Investment Management, Inc. (“Prudential”) and certain existing noteholders and note purchasers named therein (the “Private Shelf Agreement”), which provides for a $75 million private shelf facility for a period of up to three years (the “Private Shelf Facility”).  At closing, the Company issued $25 million aggregate principal amount of its 4.38% Series F Senior Notes due January 27, 2019 (the “Notes”) under the Private Shelf Agreement, with a portion of the net proceeds being used to finance $20.3 million in principal payments due in 2012 under the Company’s existing senior notes, including its 9.17% Series E Senior Notes due January 28, 2012.

The Private Shelf Agreement contains financial and other covenants that are the same or substantially equivalent to covenants under the Credit Agreement described above.  Notes issued under the Private Shelf Facility may have maturities of up to ten years and are unsecured.  Either the Company or Prudential may terminate the unused portion of the Private Shelf Facility prior to its scheduled termination upon 30 days’ written notice.

Any future borrowings under the Private Shelf Facility may be used for general corporate purposes, such as working capital and capital expenditures.

Fifth Amendment to Note Purchase Agreement.  Concurrently with the entry into the Private Shelf Agreement, the Company entered into the Fifth Amendment (the “Fifth Amendment”) to Note Purchase Agreement, dated as of December 23, 2003, as amended, with the noteholders party thereto (the “Mass Mutual Noteholders”).   The Fifth Amendment amends certain financial and other covenants in the note purchase agreement so that such financial and other covenants are the same or substantially equivalent to covenants under the Credit Agreement described above.  The Fifth Amendment also amends certain provisions contained in the note purchase agreement to reflect that amounts due under existing senior notes issued to the Mass Mutual Noteholders are no longer secured.

The foregoing summaries of certain principal provisions of the Credit Agreement, the Private Shelf Agreement and the Fifth Amendment do not purport to be complete and are qualified in their entirety by reference to the Credit Agreement, the Private Shelf Agreement and the Fifth Amendment, which are attached as Exhibits 10.1, 10.2 and 10.3, respectively, and incorporated herein by reference.

Item 2.03.—Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The discussion of the borrowings under the Credit Agreement and the Private Shelf Agreement contained in Item 1.01 of this Form 8-K is incorporated by reference herein.

Item 9.01.—Financial Statements and Exhibits.

(d)           Exhibits

Exhibit 10.1—Second Amended and Restated Credit Agreement dated as of January 27, 2012

Exhibit 10.2—Amended and Restated Note Purchase and Private Shelf Agreement dated as of January 27, 2012

Exhibit 10.3—Fifth Amendment to Note Purchase Agreement dated as of January 27, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 1, 2012	SCHAWK, INC. By: /s/Timothy J. Cunningham Timothy J. Cunningham Chief Financial Officer

INDEX TO EXHIBITS

Exhibit
10.1	Second Amended and Restated Credit Agreement dated as of January 27, 2012

10.2	Amended and Restated Note Purchase and Private Shelf Agreement, dated as of January 27 2012

10.3	Fifth Amendment to Note Purchase Agreement dated as of January 27, 2012